UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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BIOSCRIP, INC.

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BioScrip Reports Second Quarter 2019 Financial Results

DENVER, CO, July 30, 2019 – BioScrip, Inc. (NASDAQ: BIOS) ("BioScrip" or the "Company"), the largest independent national provider of infusion and home care management solutions, today announced its second quarter 2019 financial results.

Second Quarter 2019 BioScrip Highlights

•	Net revenue of $191.5 million, up 8.9% compared to $175.8 million in the second quarter of 2018.

•	Gross revenue[1] of $196.8 million, up 13.1% compared to $174.0 million in the prior year quarter.

•	Net loss from continuing operations of $14.2 million, compared to $15.1 million in the prior year quarter.

•	Adjusted EBITDA of $15.5 million, up 35.4% compared to $11.4 million in the prior year quarter.

•	ASC 606 adjustment (bad debt) as a percent of gross revenue improved to 4.6%, compared to 5.3% in the first quarter of 2019; cash collections increased $29.1 million or 17.7% compared to the prior year quarter.

•	Net cash provided by operating activities of $2.7 million, reflecting $7.9 million of operational cash flow and $5.2 million of interest payments.

•	Liquidity of $14.4 million at June 30, 2019, consisting of cash and cash equivalents.

•	BioScrip’s pending combination with Option Care is expected to close in early August 2019, creating the preeminent home infusion company.

1 Revenue prior to ASC 606 adjustment (bad debt) and contractual adjustments.

Second Quarter 2019 Option Care Highlights

•	Net revenue of $512.6 million, up 3.2% compared to $496.9 million in the second quarter of 2018.[2]

•	Net loss of $13.6 million, compared to $4.3 million in the prior year quarter.

•	Adjusted EBITDA of $23.7 million, up 10.2% compared to $21.5 million in the prior year quarter.

•	Net cash provided by operating activities of $13.3 million, reflecting $22.1 million of operational cash flow and $8.8 million of interest payments.

•	Cash and cash equivalents of $46.9 million at June 30, 2019.

2 Net revenue does not reflect the impact of the implementation of ASC 606, which Option Care anticipates will result in the recognition of amounts historically reported in the provision for doubtful accounts as a reduction to revenue.

Daniel E. Greenleaf, BioScrip’s President and Chief Executive Officer, commented, “In the second quarter of 2019, BioScrip achieved year-over-year gross revenue growth of 13.1%, while adjusted EBITDA increased 35.4% to $15.5 million. This is the fifth consecutive quarter of sequential, comparable gross revenue growth for BioScrip, and the operating leverage inherent in our business model is evident in our EBITDA performance. I am also very pleased that year-to-date gross revenue increased by double-digits at 10.4%. Moreover, this quarter we delivered on our commitment to improve cash collections, which drove a five-day decrease in net DSO, and lowered bad debt expense as a percentage of revenue as compared to the first quarter of 2019. Our BioScrip teammates have delivered results better than our expectations for the first half of 2019. Our pending combination with Option Care, expected to close in early August, will provide an incredible platform to accelerate growth for BioScrip, as the newly combined company will have a significantly improved capital structure and a leading market position in the attractive home infusion therapy market.”

Financial Guidance and Conference Call

Given the pending combination with Option Care, the Company will not be providing BioScrip financial guidance and will not be hosting a quarterly conference call.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

On June 26, 2019, BioScrip, Inc. (“BioScrip” or the “Company”) filed with the Securities and Exchange Commission (“SEC”) a definitive proxy statement in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED AND ADVISED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. The proxy statement and other relevant materials filed by the Company with the SEC may be obtained free of charge at the SEC’s website, at www.sec.gov. In addition, security holders may obtain free copies of the proxy statement and other relevant materials from the Company by contacting Investor Relations by mail at 1600 Broadway, Suite 700, Denver, CO 80202, Attn: Investor Relations, by telephone at (720) 697-5200, or by going to the Company’s Investor Relations page on its corporate web site at https://investors.bioscrip.com.

PARTICIPANTS IN THE SOLICITATION

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the matters discussed above. Information about the Company’s directors and executive officers is set forth in the proxy statement filed on June 26, 2019. This document can be obtained free of charge from the sources indicated above. Information regarding the ownership of the Company’s directors and executive officers in the Company’s securities is included in the Company’s SEC filings on Forms 3, 4, and 5, which can be found through the SEC’s website at www.sec.gov. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the proxy statement.

About BioScrip, Inc.

BioScrip, Inc. is the largest independent national provider of infusion and home care management solutions, with approximately 2,100 teammates and nearly 70 service locations across the U.S. BioScrip partners with physicians, hospital systems, payors, pharmaceutical manufacturers and skilled nursing facilities to provide patients access to post-acute care services. BioScrip operates with a commitment to bring customer-focused pharmacy and related healthcare infusion therapy services into the home or alternate-site setting. By collaborating with the full spectrum of healthcare professionals and the patient, BioScrip provides cost-effective care that is driven by clinical excellence, customer service, and values that promote positive outcomes and an enhanced quality of life for those it serves.

Investor Contacts

Stephen Deitsch	Kalle Ahl, CFA
Chief Financial Officer & Treasurer	The Equity Group
T: (720) 697-5200	T: (212) 836-9614
stephen.deitsch@bioscrip.com	kahl@equityny.com

Forward-Looking Statements – Safe Harbor

This communication, in addition to historical information, contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995) regarding, among other things, future events or the future financial performance of BioScrip and Option Care. All statements other than statements of historical facts are forward-looking statements. In addition, words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or the negative of these words, and words and terms of similar substance used in connection with any discussion of future plans, actions or events identify forward-looking statements. Forward-looking statements relating to the proposed transaction include, but are not limited to: statements about the benefits of the proposed transaction between BioScrip and Option Care, including future financial and operating results; expected synergies; BioScrip’s and Option Cares plans, objectives, expectations and intentions; the expected timing of completion of the proposed transaction; and other statements relating to the acquisition that are not historical facts. Forward-looking statements are based on information currently available to BioScrip and Option Care and involve estimates, expectations and projections. Investors are cautioned that all such forward-looking statements are subject to risks and uncertainties (both known and unknown), and many factors could cause actual events or results to differ materially from those indicated by such forward-looking statements. With respect to the proposed transaction between BioScrip and Option Care, these factors could include, but are not limited to: the risk that BioScrip or Option Care may be unable to obtain governmental and regulatory approvals required for the transaction, or that required governmental and regulatory approvals may delay the transaction or result in the imposition of conditions that could reduce the anticipated benefits from the proposed transaction or cause the parties to abandon the proposed transaction; the risk that a condition to closing of the transaction may not be satisfied; the length of time necessary to consummate the proposed transaction, which may be longer than anticipated for various reasons; the risk that the businesses will not be integrated successfully; the risk that the cost savings, synergies and growth from the proposed transaction may not be fully realized or may take longer to realize than expected; the diversion of management time on transaction-related issues; the effect of future regulatory or legislative actions on the companies or the industries in which they operate; the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect; economic and foreign exchange rate volatility; and the other risks contained in BioScrip’s most recently filed Annual Report on Form 10-K.

Many of these risks, uncertainties and assumptions are beyond BioScrip’s ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the information currently available to the parties on the date they are made, and neither BioScrip nor Option Care undertakes any obligation to update publicly or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this communication. Nothing in this communication is intended, or is to be construed, as a profit forecast or to be interpreted to mean that earnings per BioScrip share for the current or any future financial years or those of the combined company, will necessarily match or exceed the historical published earnings per BioScrip share, as applicable. Neither BioScrip nor Option Care gives any assurance (1) that either BioScrip or Option Care will achieve its expectations, or (2) concerning any result or the timing thereof, in each case, with respect to any regulatory action, administrative proceedings, government investigations, litigation, warning letters, consent decrees, cost reductions, business strategies, earnings or revenue trends or future financial results. All subsequent written and oral forward-looking statements concerning BioScrip, Option Care, the proposed transaction, the combined company or other matters and attributable to BioScrip or Option Care or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

Note Regarding Use of BioScrip Non-GAAP Financial Measures

In addition to reporting financial information in accordance with generally accepted accounting principles (GAAP), the Company is also reporting Adjusted EBITDA, which is a non-GAAP financial measure. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be used in isolation or as a substitute or alternative to net income, operating income or any other performance measure derived in accordance with GAAP, or as a substitute or alternative to cash flow from operating activities or a measure of the Company’s liquidity. In addition, the Company's definition of Adjusted EBITDA may not be comparable to similarly titled non-GAAP financial measures reported by other companies. Adjusted EBITDA, as defined by the Company, represents net income before net interest expense, income tax expense, depreciation and amortization, impairment of goodwill, stock-based compensation expense, and restructuring, integration, pre-merger and other expenses. As part of restructuring, the Company may incur significant charges such as the write down of certain long−lived assets, temporary redundant expenses, retraining expenses, potential cash bonus payments and potential accelerated payments or terminated costs for certain of its contractual obligations. Management believes that Adjusted EBITDA provides useful supplemental information regarding the performance of BioScrip’s business operations and facilitates comparisons to the Company’s historical operating results. For a full reconciliation of Adjusted EBITDA to the most comparable GAAP financial measure, please see the attachment to this earnings release.

Option Care Non-GAAP Measures

The following tables reconcile Option Care’s GAAP loss, net of income taxes to Consolidated Adjusted EBITDA. Consolidated Adjusted EBITDA is calculated as net loss, net of income taxes, adjusted for interest expense, unusual losses, income tax benefit (expense), depreciation and amortization expense, and stock-based incentive compensation expense. Consolidated Adjusted EBITDA also excludes management fees and restructuring, acquisition, and integration expenses, including associated non-recurring costs such as employee severance costs, certain legal and professional fees, debt financing fees, and other costs associated with system implementations or closed locations. Consolidated Adjusted EBITDA is a supplemental indicator of recurring cash flow, and is used by Option Care management in strategic planning decisions and the annual budgeting process. Consolidated Adjusted EBITDA is also the primary measure used for the management bonus program and is utilized to calculate debt coverage ratios. Consolidated Adjusted EBITDA is included to provide investors insight into how management and other external stakeholders assess the performance of Option Care.

Non-GAAP financial measures have inherent limitations and calculations may differ from similarly titled measures reported by other Companies. Consolidated Adjusted EBITDA should be reviewed in conjunction with the consolidated financial statements prepared and presented in accordance with GAAP, as well as with the detailed reconciliations below.

Schedule 1

BIOSCRIP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2019	December 31, 2018
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$14,390	$14,539
Restricted cash	4,322	4,321
Accounts receivable, net	118,081	114,864
Inventory	27,801	26,689
Prepaid expenses and other current assets	13,046	14,292
Total current assets	177,640	174,705
Property and equipment, net of accumulated depreciation of $76,282 and $100,851 as of June 30, 2019 and December 31, 2018, respectively	27,103	28,788
Goodwill	367,198	367,198
Deferred taxes	995	1,032
Intangible assets, net of accumulated amortization of $50,640 and $49,080 as of June 30, 2019 and December 31, 2018, respectively	7,351	10,470
Operating lease right-of-use assets	18,611	—
Other non-current assets	1,679	1,745
Total assets	$600,577	$583,938
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Current portion of long-term debt	$5,879	$3,179
Current portion of operating lease liabilities	5,335	—
Accounts payable	73,367	67,025
Amounts due to plan sponsors	573	956
Accrued interest	6,659	6,706
Accrued expenses and other current liabilities	24,352	29,450
Total current liabilities	116,165	107,316
Long-term debt, net of current portion	519,384	501,495
Operating lease liabilities, net of current portion	19,231	—
Other non-current liabilities	21,009	25,842
Total liabilities	675,789	634,653
Series A convertible preferred stock, $.0001 par value	3,442	3,231
Series C convertible preferred stock, $.0001 par value	95,872	90,058
Stockholders’ deficit
Preferred stock, $.0001 par value	—	—
Common stock, $.0001 par value	13	13
Treasury stock, shares at cost	(1,722)	(950)
Additional paid-in capital	614,335	618,137
Accumulated deficit	(787,152)	(761,204)
Total stockholders’ deficit	(174,526)	(144,004)
Total liabilities and stockholders’ deficit	$600,577	$583,938

Schedule 2

BIOSCRIP, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net revenue	$191,517	$175,789	$370,473	$344,373
Cost of revenue (excluding depreciation expense)	126,864	115,832	248,156	229,368
Gross profit	64,653	59,957	122,317	115,005
Percentage of net revenue	33.8%	34.1%	33.0%	33.4%

Operating expenses:
Service location operating expenses	38,428	38,861	78,615	78,160
General and administrative expenses	11,796	10,931	23,290	21,600
Depreciation and amortization expense	4,665	6,366	9,738	12,852
Restructuring, acquisition, integration, and other expenses	2,871	2,024	8,892	3,906
Total operating expenses	57,760	58,182	120,535	116,518
Operating income (loss)	6,893	1,775	1,782	(1,513)
Other expense:
Interest expense, net	15,638	13,805	30,869	27,200
Change in fair value of equity linked liabilities	5,216	3,064	(4,784)	(375)
Loss (gain) on dispositions	51	(13)	(25)	(318)
Total other expense	20,905	16,856	26,060	26,507
Loss from continuing operations before income taxes	(14,012)	(15,081)	(24,278)	(28,020)
Income tax expense	(154)	(43)	(170)	(91)
Loss from continuing operations	(14,166)	(15,124)	(24,448)	(28,111)
Loss from discontinued operations, net of income taxes	(1,500)	(15)	(1,500)	(45)
Net loss	(15,666)	(15,139)	(25,948)	(28,156)
Accrued dividends on preferred stock	(3,068)	(2,756)	(6,025)	(5,413)
Loss attributable to common stockholders	$(18,734)	$(17,895)	$(31,973)	$(33,569)

Basic loss per share:
Loss from continuing operations	$(0.13)	$(0.14)	$(0.24)	$(0.26)
Loss from discontinued operations	(0.01)	—	(0.01)	—
Basis loss per share	$(0.14)	$(0.14)	$(0.25)	$(0.26)

Diluted loss per share:
Loss from continuing operations	$(0.13)	$(0.14)	$(0.27)	$(0.26)
Loss from discontinued operations	(0.01)	—	(0.01)	—
Diluted loss per share	$(0.14)	$(0.14)	$(0.28)	$(0.26)

Weighted average number of common shares outstanding:
Basic	128,779	128,038	128,446	127,906
Diluted	128,779	128,038	130,499	130,158

Schedule 3

BIOSCRIP, INC. AND SUBSIDIARIES

QUARTERLY RECONCILIATION BETWEEN GAAP AND NON-GAAP MEASURES

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
(in thousands)
Loss from continuing operations	$(14,166)	$(15,124)	$(24,448)	$(28,111)

Interest expense, net	(15,638)	(13,805)	(30,869)	(27,200)
Gain on dispositions	(51)	13	25	318
Income tax expense	(154)	(43)	(170)	(91)
Depreciation and amortization expense	(4,665)	(6,366)	(9,738)	(12,852)
Stock-based compensation	(1,065)	(1,253)	(2,160)	(1,808)
Change in fair value of equity linked liabilities	(5,216)	(3,064)	4,784	375
Restructuring, acquisition, integration, and other expenses (1)	(2,871)	(2,024)	(8,892)	(3,906)
Adjusted EBITDA	$15,494	$11,418	$22,572	$17,053

(1) Restructuring, acquisition, integration, and other expenses include non-recurring costs associated with restructuring, acquisition, and integration initiatives such as employee severance costs, certain legal and professional fees, training costs, redundant wage costs, and other costs related to contract terminations and closed branches/offices.

Schedule 4

BIOSCRIP, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(10,282)	$(28,156)
Less: Loss from discontinued operations, net of income taxes	(1,500)	(45)
Loss from continuing operations	(24,448)	(28,111)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	9,738	12,852
Amortization of operating lease right-of-use assets	2,456	—
Amortization of deferred financing costs and debt discount	4,064	4,071
Change in fair value of equity linked liabilities	4,784	(375)
Change in deferred income taxes	36	56
Stock-based compensation	2,160	1,809
Paid-in-kind interest capitalized as principal on Second Lien Note Facility	8,383	—
Gain on dispositions	(25)	(318)
Changes in assets and liabilities
Accounts receivable	(3,217)	(11,397)
Inventory	(1,112)	12,759
Prepaid expenses and other assets	1,401	10,054
Operating lease liabilities	(2,817)	—
Accounts payable	6,342	(16,702)
Amounts due to plan sponsors	(384)	(2,437)
Accrued interest	(46)	23
Accrued expenses and other liabilities	(11,238)	(2,566)
Net cash used in operating activities from continuing operations	(3,923)	(20,282)
Net cash used in operating activities from discontinued operations	—	(45)
Net cash used in operating activities	(3,923)	(20,327)
Cash flows from investing activities:
Purchases of property and equipment, net	(3,246)	(6,946)
Net cash used in investing activities	(3,246)	(6,946)
Cash flows from financing activities:
Borrowings on long-term debt, net of expenses	8,000	10,000
Repayments of finance leases	(460)	(1,185)
Net activity from exercises of employee stock awards	(519)	(179)
Net cash provided by financing activities	7,021	8,636
Net change in cash, cash equivalents and restricted cash	(148)	(18,637)
Cash, cash equivalents and restricted cash - beginning of period	18,860	44,407
Cash, cash equivalents and restricted cash - end of period	$18,712	$25,770

Schedule 5

OPTION CARE

QUARTERLY RECONCILIATION BETWEEN GAAP AND NON-GAAP MEASURES

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
(in thousands)
Net Loss	$(13,603)	$(4,309)	$(17,315)	$(11,160)

Interest expense, net	11,563	12,007	22,608	23,288
Income tax (benefit)	(5,423)	(820)	(6,845)	(2,120)
Depreciation and amortization expense	10,842	10,272	21,591	20,144
Accounting principle changes and non-cash charges	2,721	—	4,256	—
Stock-based incentive compensation	569	668	1,153	1,106
Loss on debt and interest rate cap terminations	105	72	105	72
Restructuring, acquisition, integration and other	16,886	3,581	17,463	6,293
Consolidated Adjusted EBITDA	$23,660	$21,471	$43,016	$37,623